Exhibit 99.1
Press Release

Release Date: November 25, 2009	Contact: Thomas A. Vento - President
at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President

(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FOURTH
QUARTER AND FISCAL YEAR RESULTS

Philadelphia, Pennsylvania (November 25, 2009) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $441,000, or $0.04 per diluted share, for the quarter ended September 30, 2009 as compared to a net loss of $505,000, or $0.05 per diluted share, for the same period in 2008.  For the fiscal year ended September 30, 2009, the Company recognized a net loss of $826,000, or $0.08 per diluted share, compared to a net loss of $4.1 million, or $0.38 per diluted share, for fiscal 2008.  The improved results of operations reported for both the three months and year ended September 30, 2009 were primarily due to reductions in the 2009 periods related to reduced amounts of non-cash other-than-temporary impairment (“OTTI”) charges related to certain of the non-agency mortgage-backed securities received as a result of the previously reported redemption in kind effected during the third quarter of fiscal 2008 of the Company’s investment in a mutual fund.

Tom Vento, President and Chief Executive Officer, stated “Although we are clearly disappointed to be reporting a loss for the year, we are pleased to be reporting a profit for the fourth quarter.  We are also please that we were able to continue our aggressive stock repurchase program during fiscal 2009 while continuing to maintain the $0.20 per year cash dividend.  Our regulatory capital levels at both the Bank and Company level continue to be substantially in excess of the levels required to be considered well capitalized.”

At September 30, 2009, the Company’s total assets were $514.8 million, an increase of $25.2 million from $489.5 million at September 30, 2008.  The increase was primarily attributable to an increase in the loan portfolio and to a lesser degree increases in investments and cash and cash equivalents.

Total liabilities increased $37.9 million to $458.9 million at September 30, 2009 from $421.1 million at September 30, 2008.  The increase was primarily due to a $55.5 million increase in deposits, mainly in certificates of deposit.  The increase was partially offset by the repayment at maturity of FHLB advances which decreased by $12.0 million, from $31.7 million at September 30, 2008 to $19.7 million at September 30, 2009.

Stockholders’ equity decreased by $12.6 million to $55.9 million at September 30, 2009 as compared to $68.5 million at September 30, 2008 primarily as a result of the $9.2 million aggregate cost of repurchasing 738,000 shares of Company common stock, the $2.5 million cost of purchasing 226,148 shares of common stock in the open market to fund the shareholder approved Recognition and Retention Plan and the declaration of quarterly cash dividends totaling $2.1 million.

Net interest income increased $542,000 or 16.8% to $3.8 million for the three months ended September 30, 2009 as compared to $3.2 million for the same period in 2008. The increase reflected the effects of a $625,000 or 17.9% decrease in interest expense partially offset by an $83,000 or 1.2% decrease in interest income.  The decrease in interest expense resulted primarily from a 91 basis point decrease to 2.53% in the weighted average rate paid on interest-bearing liabilities, reflecting the decrease in market rates of interest during the year, partially offset by a $47.1 million or 11.6% increase in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the three months ended September 30, 2009, as compared to the same period in 2008.  The decrease in interest income resulted primarily from a 38 basis point decline in the weighted average yield on interest-earning assets reflecting the effects of declines in market rates of interest in the 2009 period, partially offset by a $26.3 million or 5.6% increase in the average balance of interest-earning assets for the three months ended September 30, 2009 as compared to the same period in 2008.  The growth in interest-earning assets was concentrated in the growth of the loan portfolio, particularly one-to-four family residential loans.

For the year ended September 30, 2009, net interest income increased $2.7 million or 22.9% to $14.4 million as compared to $11.8 million for the same period in 2008.  The increase reflected the effects of a $1.7 million or 11.7% decrease in interest expense combined with a $1.0 million or 3.7% increase in interest income.  The decrease in interest expense resulted primarily from a 78 basis point decrease to 2.95% in the weighted average rate paid on interest-bearing liabilities, reflecting the decrease in market rates of interest during the twelve month period ended September 30, 2009 partially offset by a $45.6 million or 11.6% increase in the average balance of interest-bearing liabilities, primarily certificates of deposit during the period as compared to the same period in 2008.  The increase in interest income resulted primarily from a $26.3 million or 5.7% increase in the average balance of interest-earning assets for the year ended September 30, 2009, as compared to fiscal 2008 offset partially by an 11 basis point decline in the weighted average yield earned on interest-earning assets.

For the quarter ended September 30, 2009, the net interest margin was 3.06%, as compared to 2.77% for the same period in 2008.  For the year ended September 30, 2009, the net interest margin was 2.97%, as compared to 2.56% for the same period in 2008.  The increase in the interest margin in both of the 2009 periods was primarily due to the large decrease in the average rates paid on interest-bearing liabilities reflecting declines in market rates of interest which were more rapidly reflected in the cost of funds due to a greater interest sensitivity of such liabilities.

The Company established provisions for loan losses of $230,000 for the quarter ended September 30, 2009 and $1.4 million for the year ended September 30, 2009 as compared to $821,000 and $1.1 million for the comparable periods in 2008.  The largest factor in the increase of the loan loss provision for fiscal 2009 was related to a $294,000 specific reserve established in the third quarter of fiscal 2009 on a $1.0 million construction loan for a 17 unit townhouse project in Philadelphia.  Although the loan is performing according to contractual terms and the project is substantially complete, the loan balance exceeds the current market value of the collateral securing the loan.  In addition, sales of the townhouses in the project have been much slower than initially anticipated.  Furthermore, due to the decline in market values and slower than anticipated sales, three construction loans with unpaid principal balances totaling $5.9 million were internally downgraded to substandard status from special mention during the third quarter necessitating an increase in our loan loss reserve.  At September 30, 2009, the Company’s non-performing assets totaled $5.6 million or 1.1% of total assets as compared to $5.5 million at September 30, 2008.  At September 30, 2009, non-performing assets consisted of two commercial real estate loans totaling $491,000, one construction loan totaling $640,000, ten one-to four-family residential mortgage loans totaling $852,000 and three real estate owned (“REO”) properties totaling $3.6 million.  The allowance for loan losses totaled $2.7 million, or 1.0% of total loans, and 137.8% of non-performing loans.

Non-interest losses amounted to $16,000 and $2.5 million for the three months and year ended September 30, 2009, respectively, compared with losses of $430,000 and $5.3 million for the same periods in 2008.  The losses experienced in all the periods were primarily due to OTTI charges and the loss on sale arising from the Company’s investment in a mutual fund and the subsequent redemption in kind of such investment.  The decline in the amount of losses recognized between the 2008 and 2009 periods reflected the decline in the amount of the OTTI charges and loss on sale from $726,000 and $6.2 million for the three months and year ended September 30, 2008, respectively, to $224,000 and $3.3 million during the three months and year ended September 30, 2009 related to the non-agency mortgage-backed securities acquired as part of the June 2008 redemption in kind of the investment in the mutual fund.

For the quarter and year ended September 30, 2009, non-interest expense increased $819,000 and $2.3 million, respectively, compared to the same periods in the prior year.  The increase for the three month period was primarily due to the write-down in the value of two REO properties during the current period as market values have decreased.  These writedowns were $606,000 higher during the three months ended September 30, 2009 than the comparable period in 2008 and totaled $822,000.  Also contributing to the increase were expenses of $155,000 related to stock benefit plans which were not incurred in the 2008 period and deposit insurance premiums of $150,000 in the excess of the amount recognized in the comparable period in 2008, as a result of the implementation of a new fee structure.  The increase for fiscal 2009 was primarily due to an increase in deposit insurance premiums of $882,000 in the excess of the amount incurred in fiscal 2008, due to the new fee structure as well as the special assessment imposed during the quarter ended June 30, 2009.   Also contributing to the increase were write-downs in the value of two REO properties during fiscal 2009 as market values have declined during 2009.  These writedowns were $748,000 higher during the year ended September 30, 2009 as compared to fiscal 2008 and totaled $1.0 million.  These increases were combined with expenses of $455,000 related to stock benefit plans which were not incurred in the 2008 period.

The Company recorded an income tax benefit of $69,000 for the quarter ended September 30, 2009 and income tax expense of $350,000 for the year ended September 30, 2009 compared to expense of $149,000 and $762,000, respectively, for the quarter and year ended September 30, 2008.  Income tax expense decreased during the current periods as the valuation allowance established in connection with the writedown of certain of the mortgage-backed securities received in the redemption of the mutual fund decreased.  A valuation allowance was recorded against the deferred tax asset created by the sale of the mutual fund and the losses recognized on the mortgage-backed securities as capital losses are only deductible to the extent of capital gains.  The valuation has decreased as unrealized gains on capital assets have increased which are anticipated to be used to offset capital losses.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality, the adequacy of the allowance for loan losses and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu.  We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2009	2008
		(As restated) (1)
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$514,761	$489,537
Cash and cash equivalents	13,669	9,454
Investment and mortgage-backed securities:
Held-to-maturity	160,126	163,303
Available-for-sale	62,407	55,106
Loans receivable, net	256,694	243,969
Deposits	432,374	376,830
FHLB advances	19,659	31,701
Stockholders’ equity	55,857	68,487
Full-service offices	7	7

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008 (As restated)(1)	2009	2008 (As restated)(1)
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)

Selected Operating Data:
Total interest income	$6,634	$6,717	$27,386	$26,408
Total interest expense	2,865	3,490	12,942	14,654
Net interest income	3,769	3,227	14,444	11,754
Provision for loan losses	230	821	1,403	1,084
Net interest income after provision for loan losses	3,539	2,406	13,041	10,670
Total non-interest loss	(16)	(430)	(2,452)	(5,285)
Total non-interest expense	3,151	2,332	11,065	8,753
Income (loss) before income taxes	372	(356)	(476)	(3,368)
Income tax (benefit) expense	(69)	149	350	762
Net income (loss)	441	(505)	(826)	(4,130)
Basic earnings (loss) per share	0.04	(0.05)	(0.08)	(0.38)
Diluted earnings (loss) per share	0.04	(0.05)	(0.08)	(0.38)

Selected Operating Ratios(2):
Average yield on interest- earning assets	5.39%	5.77%	5.64%	5.75%
Average rate on interest-bearing liabilities	2.53%	3.44%	2.95%	3.73%
Average interest rate spread(3)	2.86%	2.33%	2.69%	2.02%
Net interest margin(3)	3.06%	2.77%	2.97%	2.56%
Average interest-earning assets to average interest-bearing liabilities	108.55%	114.67%	110.64%	116.77%
Net interest income after provision for loan losses to non-interest expense	112.31%	103.17%	117.86%	121.90%
Total non-interest expense to average assets	2.43%	1.92%	2.17%	1.83
Efficiency ratio(4)	83.96%	83.38%	92.27%	135.31%
Return on average assets	0.34%	(0.42)%	(0.16)%	(0.86)%
Return on average equity	3.13%	(2.89)%	(1.32)%	(5.45)%
Average equity to average assets	10.89%	14.41%	12.28%	15.86%

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2009	2008	2009	2008
		(As restated) (1)		(As restated) (1)
Asset Quality Ratios(5)
Non-performing loans as a percent of loans receivable, net(6)	0.77%	1.65%	0.77%	1.65%
Non-performing assets as a percent of total assets(6)	1.09%	1.13%	1.09%	1.13%
Allowance for loan losses as a percent of total loans	1.03%	0.62%	1.03%	0.62%
Allowance for loan losses as a percent of non-performing loans	137.77%	39.42%	137.77%	39.42%
Net charge-offs to average loans receivable	0.00%	0.00%	0.10%	0.21%

Capital Ratio(5)
Tier 1 leverage ratio
Company	10.86%	14.49%	10.86%	14.49%
Bank	9.99%	13.14%	9.99%	13.14%
Tier 1 risk-based capital ratio
Company	24.59%	31.20%	24.59%	31.20%
Bank	22.61%	28.74%	22.61%	28.74%
Total risk-based capital ratio
Company	25.79%	31.92%	25.79%	31.92%
Bank	23.81%	29.46%	23.81%	29.46%

(1) The income statement for the three months and year ended September 30, 2008 and Statement of Financial Condition as of September 30, 2008 were restated due to the Company’s recognition of certain post-retirement obligations applicable to prior periods.  The net effect of the adjustments on the income statement for the quarter ended September 30, 2008 was an increase in net income of $5,000.  There was an increase in net income of $15,000 for the year ended September 30, 2008.  The net effect on the Statement of Financial Condition as of September 30, 2008 was an increase in assets of $200,000, an increase in liabilities of $588,000 and a decrease in stockholders’ equity of $388,000.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (loss).
(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.